UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2013

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On Wednesday, July 24, 2013, Lew Moorman gave formal notice to the company that he will transition out of his roles as president and chief strategy officer, and into a part-time position over the next several months. Mr. Moorman provided Rackspace employees with notice of this transition through the following company-wide email communication:

Hey Rackers,

I have not given you an update on my personal situation since early March. I do have some news to share that impacts my life at Rackspace.

My wife had successful surgery on her cancer in late March. We remain hopeful for her future, but there are real uncertainties and challenges ahead. This has been a life changing experience for our family and coincides with some difficult, ongoing health issues we face with our oldest daughter. Given these circumstances, I have taken some time to assess my ability to balance the demands of leading the Rack with the needs of my family.

The job of president for a company of this size and speed is a 24x7 endeavor. Like many of you, when I am not here, my mind is still mainly focused on our work. I've found it a very rewarding trade because I get to build something special here with all of you. But, this is not a pace I can keep up in my current circumstances. And, you deserve full commitment from your leaders.

Therefore, over the next few months I will hand off of my day-to-day responsibilities to other members of our senior leadership team. At that time, I will step down as president and chief strategy officer and assume a much more limited role.

I am not leaving Rackspace. I will remain involved as a member of our board of directors, as a committed shareholder, and as a part-time employee advising the company, primarily on strategy and product direction. Our industry is in a time of transition, which offers big challenges and opportunities, and I am as excited as ever about our future. I believe that the rise of OpenStack, the appeal of a true hybrid cloud, and the value and power of Fanatical Support will drive us to a great position in the market. I am excited to watch the company's progress, evangelize for it, and help in any way I can.

During the next few months of my transition, I will remain 100% committed and focused on putting our leadership team in a position to win. Taylor Rhodes's transition to chief customer officer, leading the sales and support segments, is a great step. A few weeks ago, we added a new CMO in Rick Jackson to lead our marketing efforts. I will continue to help with his integration, but as of now, he will report to Lanham (who, by the way, will return to being both CEO and President once my transition is complete.) In terms of strategy, product and corporate development, I will continue to lead these groups full-time during the transition. I am working with the relevant senior leaders (Jim Curry, Mark Interrante and Pat Matthews) on how best to structure these interrelated activities long term. We have some strong approaches emerging. In addition, I believe this will be the set of activities in which I will stay most involved as an advisor.

I cannot tell you how much the support from all of you has meant to me over the 13 years I've worked here, and especially during my family's health issues. You truly are my friends and family. I will not reminisce on my time here because this is not goodbye - I am still a Racker! I am open to discussing this change with you. Please reach out to me. I will do my best to meet with anyone and everyone who has concerns and questions. The Rack is a huge part of my life and this change comes with very mixed emotions for me. But, I am confident it is right for me, my family - and the Rack. Our best days are still ahead. Let's keep after it.

Thank you,
Lew

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	July 25, 2013	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary